                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           BANK OF THE OZARKS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                    [LOGO]
                          Bank of the Ozarks(R), Inc.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 16, 2002

Dear Stockholder:

     You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Bank of the Ozarks, Inc., an Arkansas Corporation (the "Company"), to be held at the Company's office, 12615 Chenal Parkway, Little Rock, AR 72211, on Tuesday, April 16, 2002 at 1:30 p.m., local time, for the following purposes:

     1.   To elect eleven (11) directors.

     2. To consider and act upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

     Only stockholders of record at the close of business on March 1, 2002 will be entitled to vote at the 2002 Annual Meeting and any adjournments or postponements thereof.

     The Company's Proxy Statement and a form of proxy are included with this Notice. The annual report for the year ended December 31, 2001 is also enclosed.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        /s/ George Gleason
                                        George Gleason
                                        Chairman of the Board of Directors and
                                        Chief Executive Officer

Little Rock, Arkansas
March 13, 2002

     YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR TO VOTE YOUR SHARES IN PERSON IF YOU ATTEND THE MEETING.

                                    [LOGO]

                          Bank of the Ozarks(R), Inc.



                                 P.O. BOX 8811
                       LITTLE ROCK, ARKANSAS  72231-8811

                                 ____________

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 16, 2002

                                 ____________

                     SOLICITATION AND REVOCATION OF PROXY

     The enclosed proxy, for use only at the 2002 Annual Meeting of Stockholders to be held at the Company's office, 12615 Chenal Parkway, Little Rock, Arkansas 72211, on Tuesday, April 16, 2002 at 1:30 p.m., local time, and any adjournments or postponements thereof, is solicited on behalf of the Board of Directors of Bank of the Ozarks, Inc. (the "Company"). Such solicitation is being made primarily by mail, but may also be made in person or by telephone or facsimile by officers, directors and regular employees of the Company. All expenses incurred in the solicitation will be borne by the Company.

     Any stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the 2002 Annual Meeting. A proxy may be revoked at any time before it is used, upon delivery of written notice to the Secretary of the Company, by execution and delivery of a later proxy, or by attending the meeting and voting in person. If not revoked, all properly executed proxies received will be voted at the meeting in accordance with the terms of the proxy.

     The Company knows of no matter to be brought before the meeting other than those referred to in the accompanying notice of annual meeting. If, however, any other matters properly come before the meeting, the proxy solicited hereby confers discretionary authority to the proxies named therein to vote in their sole discretion with respect to such matters, as well as other matters incident to the conduct of the meeting.

     This proxy material is first being mailed to stockholders on or about March 13, 2002.

                      OUTSTANDING STOCK AND VOTING RIGHTS

     The Board of Directors has selected March 1, 2002 as the record date (the "Record Date") for the 2002 Annual Meeting. Only those stockholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the 2002 Annual Meeting. At the close of business on the Record Date, there were 3,783,055 shares of common stock, $0.01 par value per share (the "Common Stock"), issued and outstanding. At the meeting, each stockholder will be entitled to one vote, in person or by proxy, for each share of Common Stock owned of record as of the close of business on the Record Date. Votes will be tabulated by inspectors of election appointed by the Company's Board of Directors. The stock transfer books of the Company will not be closed.

     The enclosed form of proxy provides a method for stockholders to withhold authority to vote for any one or more of the nominees for the Board of Directors while still granting authority to the proxy to vote for the remaining nominees. The names of all nominees are listed on the proxy card. To grant the proxy authority to vote for all nominees, check the box marked "FOR ALL NOMINEES." To withhold authority to vote for all nominees, check the box marked "WITHHOLD."
To withhold authority to vote for any individual nominee(s), mark the "FOR ALL EXCEPT" box and strike a line through that nominee(s)' name. By checking the box marked "WITHHOLD," shares will not be counted as votes cast, but will be counted as present at the meeting for the purpose of calculating whether a quorum exists. Provided a quorum is present, the affirmative vote of a plurality of the votes cast at the meeting is required for election of each nominee to the Board of Directors. Stockholders may not cumulate their votes
with respect to the election of directors.   IF NO VOTING INSTRUCTIONS ARE
INDICATED ON THE PROXY CARD, SHARES OF COMMON STOCK WILL BE VOTED FOR THE ELECTION OF THE NOMINEES. Brokers who hold shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers' shares on non-routine matters in the absence of specific instructions from such customers. This is commonly referred to as a "broker non-vote". Broker "non-votes" are not relevant to the determination of a quorum or whether the proposal to elect directors has been approved.

                             ELECTION OF DIRECTORS

General

     The Company's Board of Directors is comprised of one class of directors, elected annually. Each director serves a term of one year or until his or her successor is duly elected or qualified. The number of directors has been set at eleven for the ensuing year. The Board of Directors has the power to fix or change the number of directors by resolution and without any further action of the stockholders in accordance with the Company's bylaws. The Company's Amended and Restated Articles of Incorporation contains a provision that allows the Board of Directors, by resolution and without any further action by the stockholders, to classify or stagger the board into two or three groups, as equal in number as possible, with the terms of office of such directors contained in each group expiring one, two or three years after their election to the Board, as applicable. The existence of such provision could result in the nominees described below being elected for terms greater than one year.

     The following slate of nominees has been chosen by the Board of Directors and each nominee has consented to being named in this Proxy Statement and to serve if elected. If a nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the proxy holder for a substitute designated by the Board.

     Certain information for each nominee is set forth below.

     The Board recommends that stockholders vote for the election of each nominee. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice in their proxies.

Nominees for Election as Directors

     George Gleason, age 48; Chairman and Chief Executive Officer. Mr. Gleason has served the Company or its bank subsidiary as Chairman, Chief Executive Officer and/or President since 1979. He holds a B.A. in Business and Economics from Hendrix College and a J.D. from the University of Arkansas.

     Mark Ross, age 46; Vice Chairman, President and Chief Operating Officer. Mr. Ross has served as President since 1986 and in various capacities for the Company or its bank subsidiary since 1980. He was elected as a director of the Company in 1992 and was elected as Vice Chairman, President and Chief Operating Officer on February 19, 2002. Mr. Ross holds a B.A. in Business Administration from Hendrix College.

     Jean Arehart, age 61; Ms. Arehart has served as President of the bank subsidiary's mortgage division since November 2000. She joined Bank of the Ozarks as Senior Vice President in 1996 and was named an Executive Vice President in May 1997. In May 1999 Ms. Arehart resigned employment with the Company but returned to employment in January 2000. Prior to 1996 Ms. Arehart served as Senior Vice President and a member of the Executive Committee of Twin City Bank (now U.S. Bank, formerly Firstar Bank of Arkansas, formerly Mercantile Bank of Arkansas), where she worked from 1979 to February 1996.

     Steven Arnold, age 40; Director since October 2001. Mr. Arnold is an ordained minister and Senior Pastor of St. Mark Baptist Church in Little Rock, Arkansas. He attended Louisiana Technical University and Arkansas State University before receiving his B.A. degree from Philander Smith College in Little Rock. He has served as Senior Pastor of St. Mark Church since 1989.

     Jerry Davis, age 62; Director since December 1998. Mr. Davis is Chairman, President and Chief Executive Officer of Affiliated Foods Southwest, Inc., a wholesale grocery operation located in Little Rock, Arkansas.

     Robert East, age 54; Director since July 1997. Mr. East is Chairman and President of Robert East Company, an investment company, Chairman and Chief Executive Officer of East-Harding, Inc., a general contracting firm, and Partner and Treasurer of AMO Electrical Company, a distributor of electrical supplies. He is also a partner or owner of numerous real estate projects and other investments. Mr. East holds a B.A. in Finance and Administration from the University of Arkansas.

     Linda Gleason, age 47; Director since 1987. From 1992 to 1996, Ms. Gleason served as the Company's Deputy Chief Executive Officer and Assistant Secretary. She has attended Arkansas State University and the University of Arkansas at Little Rock.

     Porter Hillard, age 70; Director since July 1997. Mr. Hillard is a retired owner and operator of various agricultural businesses since 1957. He has owned, operated or managed various purebred and commercial cattle operations, a turkey hatchery, feed mills, turkey grow-out operations and other businesses. Mr. Hillard has also served as a director of the bank subsidiary since 1967. He holds a B.S. in Agriculture from the University of Arkansas.

     Henry Mariani, age 63; Director since July 1997. Mr. Mariani is Chairman and Chief Executive Officer of N. L. C. Products, Inc., a manufacturing, wholesale and retail mail order operation with catalogs featuring executive gifts, hunting equipment and supplies. He holds a B.S. in Finance from Penn State University and is a C.P.A.

     R. L. Qualls, age 68; Director since July 1997. Dr. Qualls is Retired President and Chief Executive Officer of Baldor Electric Company, a marketer, designer and manufacturer of electric motors, drives and generators based in Fort Smith, Arkansas. From 1993 to 1998 he served as Chief Executive Officer and President of Baldor and was Vice Chairman from 1998 to 2000. Dr. Qualls holds a B.S. and M.S. in Economics from Mississippi State University and completed his doctoral work at Louisiana State University.

     Kennith Smith, age 70; Director since July 1997. Mr. Smith is retired and previously served as the owner and operator of Smith Cattle Farm from 1984 until his retirement in 1993. Prior to that time he was the co-owner of Mulberry Lumber Company. Mr. Smith has also served as a director of the bank subsidiary since 1977.

     Linda Gleason is the wife of George Gleason. Except for the foregoing, no family relationships exist among any of the above named persons. Unless otherwise indicated, each of the above named persons serves in the same position with the Company's bank subsidiary.

Committees

     During 2001 the Board of Directors met on thirteen occasions. Each of the nominees for the Board, other than Steven Arnold who was appointed by the Board on October 16, 2001 and Jean Arehart who is nominated to commence service as a director effective with the upcoming annual meeting, was elected by stockholders at last year's annual meeting. In 2001 each Director attended at least 75% or more of the total of meetings of the Board and committees of the Board during the period in which he or she served.

     The Company presently does not have a standing nominating committee, and the Board of Directors nominates persons for director. The Board will consider any and all stockholder suggestions for names of nominees to the Board of Directors for the 2003 Annual Meeting, provided that such suggestions are made in writing and delivered to the Secretary of the Company on or before December 1, 2002.

     The following is a brief description of the functions of the Company's committees.

     Audit Committee. The Audit Committee met six times in 2001. The Audit Committee oversees the Company's financial reporting process, makes recommendations concerning the engagement of the Company's independent auditors, reviews the terms and scope of their engagement, reviews the auditors' report and all related reports and matters, coordinates appropriate action in response thereto and reviews the adequacy of the Company's internal controls. The Audit Committee also receives and reviews the periodic reports and presentations of the loan review and compliance officers and the internal auditor, provides general oversight and direction for their work, and coordinates corrective action as appropriate. Henry Mariani, as Chairman, R. L. Qualls and Porter Hillard served on the Audit Committee. Effective January 1, 2002 Mr. Hillard retired from the Audit Committee and at that time Steven Arnold was selected to serve in his place. Assuming their re-election to the Board, Messrs. Mariani, Qualls and Arnold will continue to serve on such committee in 2002. None of these individuals are, or were during or prior to 2001, employed as officers or employees of the Company or its subsidiaries. (See Report of the Audit Committee on page 15 of this Proxy.)

     Personnel and Compensation Committee. The Personnel and Compensation Committee (the "Compensation Committee") met six times in 2001. The Compensation Committee considers, approves and reviews all salaries and bonuses for officers and employees, recommends to the Board of Directors the election of officers, reviews additions and terminations of personnel, oversees administration of the employee benefit plans and programs, including the Company's stock option plans, and oversees staff training and educational programs. In 2001, Robert East, as Chairman, Porter Hillard and Kennith Smith served on the Compensation Committee. In March 2001 Jerry Davis was added to the Compensation Committee. Assuming their re-election to the Board, Messrs. East, as Chairman, Davis, Hillard and Smith will continue to serve on such committee in 2002. None of these individuals are, or were during or prior to 2001, employed as officers or employees of the Company or its subsidiaries. (See Report of the Personnel and Compensation Committee on Executive Compensation beginning on page 11 of this Proxy.)

     Trust Committee. The Trust Committee met ten times in 2001. The operation of the bank's trust department and the administration of its trust accounts are overseen by the Trust Committee. R. L. Qualls, as Chairman, Kennith Smith and Linda Gleason served on the Trust Committee until March 2001. At that time this committee was restructured with George

Gleason, as Chairman, Linda Gleason, Paul Moore, Dan Rolett and Mark Ross serving on the Trust Committee for the remainder of 2001. These same members are expected to continue to serve in 2002.

     Loan Committee. The Loan Committee met fourteen times in 2001. The Loan Committee is comprised of any five members of the Board of Directors. Such Committee has responsibility for reviewing and approving all loans and aggregate loan relationships in excess of $1,500,000 and up to the lending limit of the bank and for administering other aspects of the lending function.

     ALCO and Investment Committee. The ALCO and Investment Committee met seven times in 2001. Management of the asset/liability (interest rate risk) position, liquidity and investment portfolio is overseen by the ALCO and Investment Committee. Paul Moore, as Chairman, George Gleason, Mark Ross, Danny Criner, Randy Oates and Dan Rolett served on the ALCO and Investment Committee during 2001 and will continue to serve on this committee in 2002.

                            PRINCIPAL STOCKHOLDERS

     As of February 15, 2002 the only stockholders known by the Company to own, directly or indirectly, more than five percent of the Company's Common Stock, the only class of the Company's capital stock presently outstanding, are reflected in the following table. The table is based on information supplied by principal stockholders and a review of information on file with the United States Securities and Exchange Commission.

                                                         Number of Shares of
                                                            Common Stock
Name and Address                                            Beneficially            Percentage of
of Beneficial Owner                  Title of Class             Owned             Outstanding Shares
-------------------                  --------------      -------------------      ------------------
George Gleason                       Common Stock              1,287,599/(1)/               33.8%
P.O. Box 8811
Little Rock, Arkansas  72231-8811

Fidelity Management & Research       Common Stock                377,000                    10.0
 Corporation /(2)/
82 Devonshire Street
Boston, Massachusetts  02109-3614

Bank of the Ozarks, Inc.             Common Stock                204,120                     5.4
401(k) Retirement Savings Plan
(the "401(k) Plan")/(3)/
P.O. Box 8811
Little Rock, Arkansas  72231-8811

___________________

/(1)/ For information regarding form of ownership, see the footnotes to the table regarding Security Ownership of Management.

/(2)/ Based on information obtained from a Form 13G filed by FMR Corporation, the parent holding company of Fidelity Management & Research Corporation, with the Securities and Exchange Commission on or about February 13, 2002. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in FMR Corporation's Form 13-G.

/(3)/ The 401(k) Plan is a qualified retirement plan established for the benefit of all of the Company's officers and employees. A portion of these shares were previously held in the Bank of the Ozarks, Inc. Stock Ownership Plan and Trust which was merged into the 401(k) Plan effective January 31, 1999. Bank of the Ozarks Trust department serves as trustee of the 401(k) Plan and Paul Moore and Diane Hilburn, each an employee of the Company, currently serve as the administrators of the 401(k) Plan. Participants in the 401(k) Plan are entitled to vote shares of Common Stock allocated to their respective accounts on all matters submitted to the Company's stockholders for approval and the failure by a participant to provide instructions on the manner in which to vote his or her shares is treated as an abstention.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information as of February 15, 2002 with respect to beneficial ownership of the Company's Common Stock by each director, each executive officer of the Company named under the table captioned "Executive Compensation and Other Information" and the directors and executive officers of the Company as a group.

                             Name                                    Shares Owned/(1)/          Percentage of Class
                             ----                                    -----------------          -------------------
George Gleason................................................               1,287,599/(2)/              33.8%
Mark Ross.....................................................                 123,363/(3)/               3.3
Linda Gleason.................................................                  33,352/(4)/                *
Steven Arnold.................................................                   1,000                     *
Jerry Davis...................................................                   9,000                     *
Robert East...................................................                  13,900/(5)/                *
Porter Hillard................................................                   5,000                     *
Henry Mariani.................................................                  20,000                     *
R. L. Qualls..................................................                   7,100                     *
Kennith Smith.................................................                  40,015/(6)/               1.0
Paul Moore....................................................                  25,036/(7)/                *
Jean Arehart..................................................                   7,890                     *
Danny Criner..................................................                  33,357                     *
All Directors and Executive Officers as a group (17 persons)..               1,594,416                   41.3

_______________________

*      Less than one percent.

/(1)/ Includes beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares in the foregoing table include shares owned directly, shares held in such person's accounts under the 401(k) Plan as of December 31, 2001, shares underlying presently exercisable options granted pursuant to Company's stock option plans, shares owned by certain of the individual's family members and shares held by the individual as a trustee or other similar capacity, unless otherwise described below. Also includes shares subject to presently exercisable options (or options exercisable on or within 60 days after December 31, 2001), held by the directors and executive officers as a group in the amount of 77,600, and held by the named individuals in the amounts as follows: George Gleason (19,900); Mark Ross (7,300); Linda Gleason (5,000); Steven Arnold (1,000); Jerry Davis (4,000); Robert East (5,000); Porter Hillard (5,000); Henry Mariani (5,000); R. L. Qualls (5,000); Kennith Smith (5,000); Paul Moore (5,500); and Danny Criner (6,000).

/(2)/ The amount includes (a) 210,700 shares owned of record by a trust of which Mr. Gleason is sole trustee and has a 25% life income interest, (b) 18,500 shares owned of record by a charitable trust for which Mr. Gleason is a co-trustee with Ms. Gleason, (c) 14,852 shares owned directly by Ms. Gleason and (d) 400 shares owned by the minor children of Mr. Gleason.

/(3)/ Includes (a) 36,300 shares owned of record by a trust for the benefit of Mr. Ross and his children and for which Mr. Ross maintains a life interest only and (b) 25,000 shares owned by Mr. Ross' spouse.

/(4)/ Includes 18,500 shares owned of record by a charitable trust for which Ms. Gleason is a co-trustee with Mr. Gleason.

/(5)/  Includes 600 shares held by children of Mr. East.

/(6)/  Includes 692 shares held by spouse.

/(7)/ Includes 1,000 shares held by spouse and 50 shares held by child of Mr. Moore.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

     The following table shows for the years indicated all cash and certain other compensation paid or to be paid by the Company to the Chief Executive Officer and each of the four most highly compensated executive officers other than the Chief Executive Officer whose aggregate 2001 salary and bonus exceeded $100,000.

                                                                              Long-Term
                                                                              ---------
                                      Annual Compensation                    Compensation
                                      -------------------                    ------------

     Name & Principal                                                        Securities                       All Other
          Position                Year     Salary          Bonus        Underlying Options /(1)/          Compensation/(2)/
          --------                ----     ------          -----        -------------------------         ---------------
George Gleason/(3)/               2001     $275,015      $100,000                  1,500                       $5,231
Chairman and Chief                2000      234,278             -                  5,400                        5,230
Executive Officer                 1999      228,342             -                  5,000                        4,800

Mark Ross                         2001     $142,500      $ 35,000                  1,500                       $4,520
Vice Chairman, President          2000      136,500             -                  5,000                        4,536
and Chief Operating Officer       1999      130,000         9,100                  3,500                        4,053

Paul Moore                        2001     $113,065      $ 35,000                  1,500                       $3,386
Chief Financial                   2000      108,064             -                  5,000                        3,392
Officer                           1999      104,065         7,000                  2,500                        3,122

Jean Arehart/(4)/                 2001     $104,070      $ 35,000                  1,200                       $3,622
President                         2000       90,000        10,000                  3,500                        2,826
Mortgage Division                 1999            -             -                      -                            -

Danny Criner                      2001     $112,746      $ 20,000                  1,200                       $3,376
President                         2000      108,611             -                  5,000                        3,393
Northern Division                 1999      103,011         6,300                  2,500                        3,044

________________________

(1) Represents option grants under the Company's Stock Option Plan for employees. See "Option Grants in Last Fiscal Year."

(2) Represents employer matching contributions under the Company's 401(k) Plan for 2000.

(3) Mr. Gleason's salary and bonus was determined pursuant to a written employment contract. For a description of this agreement, see "--Employment Agreement with Mr. Gleason" below.

(4) Ms. Arehart was on non-paid leave of absence from January 1, 1999 to May 31, 1999. On May 31, 1999 Ms. Arehart resigned and was re-employed January 3, 2000.

Employment Agreement with Mr. Gleason

     Mr. Gleason's salary and bonus for 2001 was determined pursuant to a written three year employment contract which became effective on January 1, 2001. This agreement provided for a minimum base salary for 2001 of $275,000 and a bonus to be subjectively determined by the Compensation Committee of the Board of Directors. On December 31, 2001 Mr. Gleason entered into a new written three year employment agreement that provides for $360,000 base compensation for 2002 and a bonus to be subjectively determined by the Compensation Committee of the Board of Directors. This agreement is in addition to any other compensation that may be received by Mr. Gleason under employee benefit plans or reimbursement arrangements.

Options Grants in Last Fiscal Year

     The following table sets forth information with respect to the named executive officers concerning options granted in the last fiscal year and their potential realizable value:

                                                                                              Potential Realizable Value at
                                                                                              Assumed Annual Rates of Stock
                                                                                                  Price Appreciation for
                                      Individual Grants                                              Option Term/(1)/
                  ------------------------------------------------------------------       ---------------------------------
                                       % of Total
                      Number of          Options
                     Securities        Granted to        Exercise
                     Underlying       Employees in        or Base
                       Options         Fiscal Year         Price         Expiration
      Name             Granted             (%)            ($/Sh)            Date                5%              10%
----------------  ---------------   ---------------     -----------     ------------       ------------     -----------
George Gleason         1,500              4.9%            $20.57             9/17/08           $12,555         $29,280

Mark Ross              1,500              4.9%            $20.57             9/17/08           $12,555         $29,280

Paul Moore             1,500              4.9%            $20.57             9/17/08           $12,555         $29,280

Jean Arehart           1,200              3.9%            $20.57             9/17/08           $10,044         $23,424

Danny Criner           1,200              3.9%            $20.57             9/17/08           $10,044         $23,424

___________________

/(1)/ As required by the Securities Exchange Commission rules and regulations, potential realizable values are based on the assumption that the Common Stock price appreciates at the annual rates shown compounded annually from the date of the grant until the end of the option term and is not intended to forecast appreciation in stock price. The assumed annual rates of appreciation of 5% and 10% would result in the price of the Company's stock increasing to $28.94 and $40.09, respectively.

Aggregated Options Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

       The following table sets forth information with respect to the named executive officers concerning exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

                                                                 Number of Securities                 Value of Unexercised
                                                                Underlying Unexercised                In-the-Money Options
                                                                   Options at FY-End                     at FY-End/(1)/
                                                          ------------------------------------  ----------------------------------
                           Shares
                          Acquired          Value
    Name                On Exercise       Realized           Exercisable       Unexercisable       Exercisable      Unexercisable
    -----               -----------       --------        ----------------  ------------------  ---------------  -----------------
George Gleason                -              -                 19,900              22,700            $106,060         $157,805
Mark Ross                     -              -                  7,300              11,400              42,160          115,350
Paul Moore                    -              -                  5,500              10,400              35,824          107,580
Jean Arehart                  -              -                      -               4,700                   -           53,221
Danny Criner                  -              -                  6,000              10,100              37,584          106,131

___________________

/(1)/ The dollar amounts shown represent the product of the number of shares purchasable upon exercise of the related options times the difference of the average of the high and low sales prices reported on December 29, 2001 ($25.40) and the purchase price per share payable upon such exercise applicable to each in-the-money option.

Director Compensation

     During 2001 non-employee directors were paid a monthly retainer fee of $500 and a fee of $500 for attending each regular and special board meeting. In addition non-employee directors were paid a fee of $100 for attendance at each meeting of a committee of the Board of Directors. In 2002 non-employee directors will be paid a quarterly retainer of $1,500 and $1,500 paid per attendance at the primary board meeting held each quarter. Non-employee directors will be compensated $250 for attendance at each regular or special committee meeting and other regular or special board meetings. The Company's officers are not compensated for their service as directors.

     Additionally, under the Company's non-employee Director Stock Option Plan, each non-employee director is automatically granted, on the date a director's term of office commences, and each year thereafter on the day following the annual meeting of stockholders as long as such director's term as a director is continuing for the ensuing year, an option to acquire 1,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Effective April 18, 2001 the Company granted options to its non-employee directors to purchase 1,000 shares each of Common Stock at an exercise price of $14.63 per share. On election to the Board of Directors, Steven Arnold was granted an option to purchase 1,000 shares of common stock at an exercise price of $23.45 on October 17, 2001. All options granted to non-employee directors become exercisable upon grant.

Compensation Committee Interlocks and Insider Participation

     During 2001, the Personnel and Compensation Committee of the Company consisted of Messrs. East (Chairman), Davis, Hillard and Smith. Mr. Davis began serving March 15, 2001. No member of the Personnel and Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries.

     Mr. East is co-owner, Chairman and Chief Executive Officer of East-Harding, Inc., a corporation engaged by the Company for the construction of the Company's facilities in Little Rock (Otter Creek), Arkansas. In 2001, the Company paid East-Harding, Inc. approximately $545,000 under this contract and for remodeling work or storm repairs at various Company locations.

             REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE ON
                            EXECUTIVE COMPENSATION

     The Personnel and Compensation Committee ("Compensation Committee") is responsible for determining compensation levels for the Company's executive officers and for determining the policies that govern the Company's compensation and benefit plans. This report describes the basis upon which the Compensation Committee determined the 2001 compensation payable to the executive officers of the Company.

Compensation Philosophy and Policies

     The policy of the Compensation Committee is to make compensation decisions consistent with the long-term growth and performance objectives of the Company. In 2001, the Company's compensation program for executive officers was based upon the following principles and policies:

     . The Company is committed to providing a competitive pay program that helps attract and retain quality executives while motivating such persons to perform their jobs in the most effective manner. In order to achieve this purpose, the Company's compensation policies must, among other things, (1) be internally equitable and externally competitive, (2) reward individuals based upon productivity and performance, (3) contain an appropriate mix of cash and long-term or equity-based compensation, (4) be administratively efficient and within budgetary parameters and (5) be flexible in response to changing conditions.

     . To ensure that pay is competitive, the Company has compared its pay practices with those of other financial institutions, particularly banks and bank holding companies in the markets served by the Company, and from time to time modifies pay parameters based on this review.

     . Cash profit sharing bonuses for executive officers and other personnel are conditioned upon attaining a certain level of earnings. Assuming the Company achieves this level of earnings, such bonuses are based upon various criteria including individual performance and responsibility. Such performance criteria are subjectively applied and therefore are not based upon the application of objective standards or mathematical criteria.

     . The Company maintains an on-going program of evaluation of officers and employees in which supervisors set objectives and goals for personnel reporting to them and evaluate the performance of such personnel. Senior management, including the Chief Executive Officer, reviews the performance of the Company's executive officers and makes final recommendations on their compensation levels to the Compensation Committee.

     Executive Compensation Components for 2001

               The Compensation Committee regularly reviews the Company's compensation program to ensure that the components of such program will allow the Company to achieve the objectives described above. In 2001, the Company's compensation program consisted of the following:

               Base Salary. As noted above, base salary levels are reviewed periodically to determine whether such salaries fall within the range of comparable salaries paid by other similarly sized and similarly situated financial institutions. Actual salaries are based upon individual performance contributions in accordance with the compensation philosophy of the Company. During 2001, base salaries for executive officers employed for the full year of 2000 and 2001 as a group increased by 10.59%. The Compensation Committee believes that the Company's executive base salaries are within the range of salaries paid by comparable financial institutions.

               Bonuses. The Company's 2001 cash profit sharing bonus program conditioned the payment of such bonuses on the Company attaining a certain level of earnings. These performance thresholds were reached and cash bonuses were paid on January 16, 2002. A number of special bonuses were paid in 2001 for certain personnel whose special bonuses were tied to specific performance criteria.

               Stock Options. The Compensation Committee believes that stock options provide an appropriate incentive to encourage management, particularly senior management, to maximize stockholder returns since the value of an option bears a direct correlation to appreciation in the Company's stock price. Grants under the Company's Employee Stock Option Plan have the effect of more closely aligning the interests of management with the interests of stockholders, while at the same time providing a valuable tool for attracting, rewarding, and retaining key employees. The Compensation Committee determines whether to grant stock options based upon the subjective analysis of a number of factors including, the overall mix of equity-based or long-term compensation to cash compensation, the number and frequency of prior option grants and the potential for an individual's contribution and performance to positively impact the Company's performance. Based upon the foregoing factors, the Compensation Committee during 2001 granted options to purchase a total of 11,700 shares of the Company's Common Stock to executive officers at an exercise price per share of $20.57. The Compensation Committee will consider recommending the award of stock options to existing employees or to prospective employees in the future as circumstances warrant.

          401(k) Plan and Other Benefits. The Company maintains a qualified retirement 401(k) Plan with a salary deferral feature designed to qualify under Section 401 of the Internal Revenue Code of 1986. The 401(k) Plan permits all employees of the Company, 18 years and older, to defer a portion of their eligible compensation on a pre-tax basis subject to certain maximum amounts. The Company matched contributions in 2001 up to a maximum of three percent of the participant's salary per year. Such matching contributions may be adjusted from time to time by the Company. In order to encourage employees to invest in the Company's stock, the 401(k) plan was amended in 1999 to include Company Common Stock as one of its investment alternatives. In 2001, total matching contributions on behalf of executive officers were $33,199, which represented an average of 2.83% of such officers' covered compensation. In addition to the 401(k) Plan, executives and other employees receive life, health, dental, and long-term disability insurance coverage in amounts the Company believes to be competitive with comparably sized financial institutions.

     Chairman and Chief Executive Officer Compensation

          As described in the notes to the Summary Compensation Table presented above under the caption "Executive Compensation and Other Information," the 2001 cash compensation payable to George Gleason, the Company's Chairman and Chief Executive Officer, was determined pursuant to a three-year written employment contract, which became effective January 1, 2001. The employment contract provided for an annual base salary of $275,000 for 2001 and a bonus to be subjectively determined by majority vote of the Compensation Committee of the Board of Directors of the Corporation. Mr. Gleason's bonus for 2001 was determined to be $100,000 and was paid on January 4, 2002. Pursuant to Mr. Gleason's employment contract, his annual base salary was evaluated and increased to $360,000 as of January 1, 2002. This increase was based, among other factors, on a review of compensation paid to other chief executive officers at similar institutions. A new three-year employment contract was executed at that time. In future years, Mr. Gleason's base salary will be evaluated and increased, if appropriate, by a majority vote of the Compensation Committee, based upon, among other things, individual merit and performance, assigned duties and scope of responsibilities, relative compensation of comparable positions in the industry and various measures of corporate performance.

          In addition to cash compensation, Mr. Gleason received during 2001 (1) contributions under the Company's 401(k) Plan which were determined on a basis consistent with all other participating employees, and (2) additional option grants to purchase 1500 shares at the market price on September 17, 2001. The Compensation Committee made the September grants pursuant to the Company's Employee Stock Option Plan, and based the grants on an evaluation of the various factors considered for all employees that were outlined above.

          The Committee has reviewed Mr. Gleason's entire compensation package in the context of Mr. Gleason's historical compensation levels, the compensation packages available for executives of similar-sized financial institutions and in light of the significant dependence of the organization on Mr. Gleason's continued services and significant responsibilities. Based upon this review, the Compensation Committee believes that the level of Mr. Gleason's compensation should be increased as reflected by the change in his annual base salary for 2002.

     Section 162(m).

          In 1993, Congress enacted Section 162(m) of the Internal Revenue Code, which limits the deductibility for federal income tax purposes of annual compensation paid to certain covered executive officers (including the Chief Executive Officer) to $1 million, subject to certain exceptions.
     Section 162(m) is not expected to have an impact or result in the loss of a deduction with respect to compensation paid to any of the Company's executives during the last year or in the foreseeable future. In this regard, it should be noted that all option grants effected under the Company's Stock Option Plan will continue to qualify for an exemption under
     Section 162(m).

                                    Personnel and Compensation Committee of the Board of Directors

                                    Robert C. East, Chairman
                                    Jerry Davis
                                    Porter Hillard
                                    Kennith Smith

                         REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three independent (as independence is defined by the NASD listing standards), non-employee directors. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the written charter was filed with the Company's Proxy Statement for the Annual Meeting of Stockholders held April 17, 2001.

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed their independence from the Company and its management and considered whether the independent auditors provision of non-audit services to the Company is compatible with the auditors' independence.

The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held six meetings during fiscal year 2001.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                    Audit Committee
                                    of the Board of Directors

                                    Henry Mariani, Chairman
                                    Steven Arnold
                                    R. L. Qualls

                              CERTAIN TRANSACTIONS

     The Company's bank subsidiary has had, in the ordinary course of business, banking transactions with certain of its officers and directors and with certain officers and directors of the Company. All loan transactions with officers and directors of the Company, its bank subsidiary, and their related and affiliated parties, have been in the ordinary course of business, on substantially the same terms, including interest rates and collateral as those prevailing for comparable transactions with other loan customers of the Company, and have not included more than the normal risk of collectibility associated with the Company's other banking transactions or other unfavorable features.

     As discussed under the caption "Compensation Committee Interlocks and Insider Participation," the Company has entered into contracts with East-Harding, Inc., of which Mr. East, a director of the Company, is co-owner, Chairman and Chief Executive Officer.

                              COMPANY PERFORMANCE

     The graph below shows a comparison for the period commencing July 17, 1997 (the date of commencement of the Company's initial public offering) through December 31, 2001 of the cumulative total stockholder returns (assuming reinvestment of dividends), for the Common Stock, the S&P SmallCap Index, and the Nasdaq Financial Index, assuming a $100 investment on July 17, 1997.


                  [5 YEAR PERFORMANCE CHART WILL APPEAR HERE]

                                 7/17/97    12/31/97  12/31/98  12/31/99  12/31/00  12/31/01
OZRK (Bank of the Ozarks, Inc.)  $  100       $  139    $  126    $  109    $   82   $   159
SML  (S&P Smallcap Index)        $  100       $  108    $  106    $  121    $  135   $   143
NDF  (NASDAQ Financial Index)    $  100       $  124    $  121    $  114    $  130   $   137

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the Securities Exchange Act of 1934, the Company's executive officers and directors are required to file reports of ownership and subsequent changes of ownership with the Securities and Exchange Commission. Specific due dates have been established for these reports and the Company is required to disclose in this proxy statement any failure to file by these dates during the preceding year. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that during the preceding year all filing requirements applicable to directors and executive officers have been complied with except Gene Jennings filed a Form 3 due May 10, 2001 on May 11, 2001 in connection with his becoming an executive officer of the Company.

                      AUDIT FEES; AUDITORS TO BE PRESENT

  Ernst & Young LLP served as the Company's independent auditors for the year ended December 31, 2001. Fees incurred for services provided by the Company's independent auditors were:

                      Audit fees                             $114,500
                      Financial information systems
                          design and implementation fees         None
                      All other fees                           24,026

All other fees include audit related services of $12,200 and non-audit services of $11,826. Audit related services includes an employee benefit plan audit. Non-audit services are primarily related to tax return compilations and tax consultations.

     A representative of Ernst & Young LLP, the Company's independent auditors, is expected to attend the 2002 Annual Meeting and will be afforded the opportunity to make a statement. The representative will also be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Any stockholder proposal to be presented at the 2003 Annual Meeting should be directed to the Secretary of the Company, and must be received by the Company on or before November 12, 2002 in order to be eligible for inclusion in the Company's proxy statement and form of proxy. Any such proposal must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (or any successor rule).

     Additionally, the Company's bylaws contain an advance notice provision which provides that a matter may not be brought before the Company's annual meeting by a stockholder unless the proposal (the "Proposal") is delivered in writing to the Secretary of the Company no later than 30 days prior to the Company's fiscal year end. Accordingly, if any stockholder of the Company desires to submit a Proposal for consideration to be brought before the Company's 2003 Annual Meeting, the stockholder must deliver written notice of the Proposal to the Secretary of the Company no later than December 1, 2002.

                       ADDITIONAL INFORMATION AVAILABLE

     Upon written request, the Company will furnish, without charge, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the United States Securities and Exchange Commission, including the related financial statements. The written request should be sent to the Secretary of the Company, Bank of the Ozarks, Inc., P.O. Box 8811, Little Rock, Arkansas 72231-8811.

                                 OTHER MATTERS

     The Company does not presently know of any business other than that described above to be presented to the stockholders for action at the meeting. Should other business come before the meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies. The materials referred to in this proxy statement under the captions "Company Performance," "Report of the Personnel and Compensation Committee on Executive Compensation" and "Report of the Audit Committee" shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934.

     STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

                                       By Order of the Board of Directors

                                       /s/ George Gleason
                                       George Gleason
                                       Chairman of the Board of Directors and
                                       Chief Executive Officer

March 13, 2002

                                    [LOGO]
                          Bank of the Ozarks(R), Inc.

                            BANK OF THE OZARKS, INC.
                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
               THE ANNUAL MEETING OF STOCKHOLDERS APRIL 16, 2002

  The undersigned stockholder(s) of Bank of the Ozarks, Inc. (the "Company") hereby appoint(s) George Gleason and Mark Ross, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed below, at the 2002 Annual Meeting of Stockholders to be held at the Company's office, 12615 Chenal Parkway, Little Rock, AR 72211, on Tuesday, April 16, 2002 at 1:30 p.m., local time, and at any adjournments or postponements thereof, for the transaction of the following business:

[X]PLEASE MARK VOTES AS IN THE EXAMPLE

1. TO ELECT ELEVEN DIRECTORS: George Gleason, Mark Ross, Jean Arehart, Steven Arnold, Jerry Davis, Robert East, Linda Gleason, Porter Hillard, Henry Mariani, R. L. Qualls, Kennith Smith

           [_] FOR ALL NOMINEES    [_] WITHHOLD    [_] FOR ALL EXCEPT

 INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark the "FOR ALL EXCEPT" box and strike a line through the name(s) of such nominee(s) in the list above.

2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                           (Continued On Other Side)
  The Proxy when properly executed will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES IN PROPOSAL 1.

                                       Please sign exactly as name(s) appears
                                       below. If stock is in the name of two
                                       or more persons, each should sign.
                                       Persons signing as attorney, executor,
                                       administrator, trustee, guardian or
                                       other fiduciary, please give full title
                                       as such. If a corporation, signature
                                       should be by president or other
                                       authorized officer. If a partnership,
                                       please sign in partnership name by
                                       authorized person.

                                       PLEASE SIGN, DATE AND RETURN THIS PROXY
                                       PROMPTLY IN THE ENCLOSED ENVELOPE.
                                       Please mark any name or address changes
                                       below.

                                                                            2002
                                       ----------------------------------------
                                       SIGNATURE                           DATE

                                                                            2002
                                       ----------------------------------------
                                       SIGNATURE                           DATE